Exhibit 3iB

                                OPTELECOM, INC.


                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                                OPTELECOM, INC.
                                ---------------

         Pursuant to Section 242 of the Delaware General Corporation Law and for purposes of amending the Certificate of Incorporation of Optelecom, Inc., a Delaware corporation (the "Corporation"), the undersigned, being the President and Chief Executive Officer of the Corporation, hereby certifies as follows:

         (1) Article FOURTH of the Corporation's Certificate of Incorporation has been amended to read in its entirety as follows:

                  FOURTH. The total number of shares of stock which the Corporation is authorized to issue is five million (5,000,000) shares of Common Stock, $.03 par value per share.

         (2) The amendment of the Certificate of Incorporation of the Corporation set forth in paragraph (1) hereof has been duly adopted by the vote of the Stockholders of the Corporation in accordance with the provisions of
Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on this 11th day of December, 1997.



                                           /s/ Edmund D. Ludwig
                                           ----------------------------------
                                           Edmund D. Ludwig
                                           President and Chief Executive Officer